Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 10-K of Tesla, Inc. (the Company) and in the following Registration Statements:

•	Forms S-3 (Nos. 333-221378 and 333-211437) of the Company; and
•

Forms S-8 (Nos. 333-167874, 333-183033, 333-187113, 333-198002, 333-209696 and 333-216376) pertaining to the Tesla, Inc. 2010 Equity Incentive Plan, the Tesla, Inc. 2010 Employee Stock Purchase Plan and/or the Tesla Motors, Inc. 2003 Equity Incentive Plan of the Company

of our report dated March 1, 2017, with respect to the consolidated financial statements of SolarCity Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Los Angeles, California

February 22, 2018